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                                                                   Exhibit 10.16



                             FOURTH AMENDMENT TO THE
               NONQUALIFIED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                            FOR CERTAIN EMPLOYEES OF
                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

               (as amended and restated effective January 1, 1989)

         BY THIS AGREEMENT, the Nonqualified Supplemental Executive Retirement Plan for Certain Employees of Phoenix Home Life Mutual Insurance Company (the "plan"), as amended and restated effective January 1, 1989, is amended by this Third Amendment, effective January 1, 2000.

         1. Section 1.1 of the Plan is amended to read as follows:

         1.1 Purpose. The Employer adopted effective January 1, 1989 this Nonqualified Supplement Executive Retirement Plan (the "Supplemental Plan") solely for the purpose of providing retirement benefits for certain current and former Employees which are not provided under the Employee Pension Plan (the "Employee Pension Plan") by reason of (a) the exclusion from the definition of Earnings of Incentive Compensation; have in Incentive Compensation Plans designates in Section 2.8 hereof; (b) the limitation on Earnings that may be taken into account under the Employee Pension Plan as set forth in Section 401
(a)(11 7) of the Internal Revenue Code; or (c) the exclusion from the definition of Earnings of amounts deferred under any other deferred compensation program of the Employer.

         2. Section 2.8 of the Plan is amended to read as follows:

         2.8 "Incentive Compensation" shall mean compensation payable under the Mutual Incentive Plan, the Investment Incentive Plan, and such other incentive compensation arrangements as the Employer may from time to time as approved by the Benefits Plans Committee. Incentive Compensation shall be deemed Earnings with respect to the performance year on which the Incentive Compensation is based, regardless of when such Incentive Compensation is paid and regardless of whether such Incentive Compensation is deferred under deferred compensation arrangements applicable to said plans.

         3. Section 4.5 of the Plan is amended in its entirety to read as follows:

         4.5 For purposes of 4.1 above, Incentive Compensation shall be deemed Earnings with respect to year in which such Incentive Compensation actually paid or deferred.

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         4. Section 5.1 of the Plan is amended in its entirety to read as follows:

         5.1 Except for Employee Pension Plan Participants to whom a Plant Closing Benefit is payable under Section 4.4 of this Supplemental Plan who shall be fully vested in said Plant Closing Benefit and, except for Participants who are employees of Phoenix American Life Insurance Company ("PAL"), a participating Employer in this Plan, who's failure to meet the conditions for payment of benefits hereunder is by reason of PAL's termination of participation in this Plan on account of its sale by the Employer, no Participant under this Supplemental Plan shall have a vested, non-forfeitable interest under this Supplemental Plan until such Participant's satisfaction of one of the following conditions: the Participant's attainment of Early Retirement Age under the Employee Pension Plan; the Participant's attainment of Normal Retirement under the Employee Pension Plan; the Participant's becoming Disabled, within the meaning given under the Employee Pension Plan; or the Participant's death. Any Participant who terminates employment with the Employer prior to having satisfied one of the foregoing conditions shall have no right to benefits under this Supplemental Plan.

         5. The effectiveness of the amendment to Section 5.1 as applicable to employees of PAL is contingent upon the occurrence of the closing for the purchase of PAL by GE Financial Assurance Holdings, Inc. and such amendment shall be void and of no force or effect if such closing does not occur.


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